                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    AFFYMAX N.V.                                AFFYMETRIX, INC. (AFFX)                       Issuer (Check all applicable)
------------------------------------------------------------------------------------------        Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
  GLAXO WELLCOME HOUSE                            Number of Reporting        Month/Year             Officer (give    Other (Specify
  BERKELEY AVENUE                                 Person, if an entity       FEBRUARY 2001      ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
                                                                             (Month/Year)              ------------------------
                                                                                              7. Individual or Joint/Group Filing
                                                                                                 (Check Applicable Line)
                                                                                                  X  Form filed by One Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
                                                                                                 --- Reporting Person
GREENFORD, MIDDLESEX, ENGLAND  UB6 0NN
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S              5,000    D        $59.0000                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S              5,000    D        $58.7500                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S              5,000    D        $58.6250                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             20,000    D        $58.5000                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             10,000    D        $58.3750                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             10,000    D        $57.8750                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             15,000    D        $57.7500                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             10,000    D        $57.6250                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             20,000    D        $57.5000                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             10,000    D        $57.3750                          D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF      PAGE 1 OF 5 PAGES (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/                            03/12/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                             By: V.W. Llewellyn, Company Secretary
                                                                                             For: AFFYMAX, N.V.


Note: File three copies of this Form, one of which must be manually signed.                        Page 2 of 5 pages          Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4 (continued)                                  Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    AFFYMAX N.V.                                  AFFYMETRIX, INC. (AFFX)                       Issuer (Check all applicable)
------------------------------------------------------------------------------------------          Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
  GLAXO WELLCOME HOUSE                            Number of Reporting        Month/Year             Officer (give    Other (Specify
  BERKELEY AVENUE                                 Person, if an entity       FEBRUARY 2001      ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
                                                                             (Month/Year)              ------------------------
                                                                                              7. Individual or Joint/Group Filing
                                                                                                 (Check Applicable Line)
                                                                                                     Form filed by One Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
                                                                                                 --- Reporting Person
GREENFORD, MIDDLESEX, ENGLAND  UB6 0NN
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/27/01  S             30,000    D        $57.1250                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S             95,000    D        $57.0000                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S             10,000    D        $57.2500                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S             15,000    D        $57.3750                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S              7,500    D        $57.5000                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S              7,500    D        $57.6250                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S              7,500    D        $57.7500                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/28/01  S              7,500    D        $58.0000            5,850,214     D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                      269,920     I
                                                                                                                  by Corporation (1)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                          (Over)
Potential persons who are to respond to the collection of information contained in this form are not               Page 3 of 5 pages
required to respond unless the form displays a currently valid OMB control number.                                   SEC 1474 (7-97)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.      Page 4 of 5 pages                            Page 2
  If space is insufficient, see Instruction 6 for procedure.
                                                                                                                     SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

AFFYMAX, N.V.,                        AFFYMETRIX, INC. (AFFX)  PAGE 5 OF 5 PAGES
GLAXO WELLCOME HOUSE                  FEBRUARY 2001
BERKELEY AVENUE
GREENFORD, MIDDLESEX, ENGLAND UB6 0NN



(1) THESE SECURITIES ARE OWNED OF RECORD BY AFFYMAX TECHNOLOGIES N.V., WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE REPORTING PERSON.

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:       3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    Glaxo Venture Limited                       Affymetrix, Inc. (AFFX)                       Issuer (Check all applicable)
-----------------------------------------------------------------------------------------         Director       X  10% Owner
  (Last)          (First)          (Middle)  3. I.R.S. Identification 4. Statement for        ----              ---
    Glaxo Wellcome House                        Number of Reporting      Month/Year               Officer (give     Other (Specify
    Berkeley Avenue                             Person, if an entity     February 2001        ----        title ---        below)
-------------------------------------------     (Voluntary)           -------------------                 below)
                 (Street)                                             5. If Amendment,
                                                                         Date of Original           ------------------------
                                                                         (Month/Year)      ---------------------------------------
                                                                                           7. Individual or Joint/Group Filing
                                                                                              (Check Applicable Line)
                                                                                               X  Form filed by One Reporting Person
                                                                                              ---
                                                                                                  Form filed by More than One
Greenford, Middlesex, England UB6 0NN                                                         --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security    2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                            Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                        (Instr. 8)                                End of Month        Direct         Benefi-
                           (Month/                                                (Instr. 3 and 4)    (D) or         cial
                            Day/   ---------------------------------------                            Indirect       Owner-
                            Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                           (D)                                        (Instr. 4)     (Instr.
                                                                                                                     4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S             5,000     D      $59.0000                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S             5,000     D      $58.7500                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S             5,000     D      $58.6250                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            20,000     D      $58.5000                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            10,000     D      $58.3750                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            10,000     D      $57.8750                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            15,000     D      $57.7500                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            10,000     D      $57.6250                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            20,000     D      $57.5000                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            10,000     D      $57.3750                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.        Page 1 of 5 pages



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock
Option (right to buy)        $.3375       1/8/01     X    V          106,666           1/16/01    Common   106,666       N/A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------
                                   0                        I                          (4)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ S.M. Bicknell              03/12/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date

                                                                                               By:  S.M. Bicknell
                                                                                               For: GLAXO WELLCOME PLC


Note: File three copies of this Form, one of which must be manually signed.                    Page 2 of 5 pages          Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:       3235-0287
FORM 4 (continued)                                  Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    Glaxo Venture Limited                       Affymetrix, Inc. (AFFX)                       Issuer (Check all applicable)
-----------------------------------------------------------------------------------------         Director          10% Owner
  (Last)          (First)          (Middle)  3. I.R.S. Identification 4. Statement for        ----              ---
    Glaxo Wellcome House                        Number of Reporting      Month/Year               Officer (give     Other (Specify
    Berkeley Avenue                             Person, if an entity     February 2001        ----        title ---        below)
-------------------------------------------     (Voluntary)           -------------------                 below)
                 (Street)                                             5. If Amendment,
                                                                         Date of Original           ------------------------
                                                                         (Month/Year)      ---------------------------------------
                                                                                           7. Individual or Joint/Group Filing
                                                                                              (Check Applicable Line)
                                                                                                  Form filed by One Reporting Person
                                                                                              ---
                                                                                                  Form filed by More than One
Greenford, Middlesex, England UB6 0NN                                                         --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security    2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                            Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                        (Instr. 8)                                End of Month        Direct         Benefi-
                           (Month/                                                (Instr. 3 and 4)    (D) or         cial
                            Day/   ---------------------------------------                            Indirect       Owner-
                            Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                           (D)                                        (Instr. 4)     (Instr.
                                                                                                                     4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/27/01  S            30,000     D      $57.1250                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S            95,000     D      $57.0000                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S            10,000     D      $57.2500                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S            15,000     D      $57.3750                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S             7,500     D      $57.5000                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S             7,500     D      $57.6250                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S             7,500     D      $57.7500                              I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              02/28/01  S             7,500     D      $58.0000            6,120,134         I         by Corporation(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.        Page 3 of 5 pages



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                             ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                  PAGE 4 OF 5 PAGES           Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                       SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Glaxo Venture Limited          Affymetrix, Inc. (AFFX)         Page 5 of 5 pages
Glaxo Wellcome House           February 2001
Berkeley Avenue
Greenford, Middlesex, England UB6 0NN

(1) 5,850,214 shares are owned of record by Affymax N.V., which is a wholly-owned subsidiary of the Reporting Person; 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V. All the sales of Common stock reported on this form were shares owned of record by Affymax N.V.

- As the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of Common stock held of record by Affymax N.V. and Affymax Technologies N.V. Accordingly, the Reporting Person may be deemed to be a "10 percent beneficial owner" for purposes of
     Section 16 of the Act.

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
      GLAXO GROUP LIMITED                          AFFYMETRIX, INC. (AFFX)                      Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
    GLAXO WELLCOME HOUSE                          Number of Reporting        Month/Year             Officer (give    Other (Specify
    BERKELEY AVENUE                               Person, if an entity      FEBRUARY 2001       ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
             (Street)

                                                                                                  ------------------------
                                                                          5. If Amendment,   7. Individual or Joint/Group Filing
                                                                             Date of Original   (Check Applicable Line)
                                                                             (Month/Year)        X  Form filed by One Reporting
                                                                                                --- Person
                                                                                                    Form filed by More than One
                                                                                                --- Reporting Person
   GREENFORD, MIDDLESEX, ENGLAND    UB6 0NN
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S             5,000    D          $59.0000                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S             5,000    D          $58.7500                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S             5,000    D          $58.6250                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            20,000    D          $58.5000                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            10,000    D          $58.3750                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            10,000    D          $57.8750                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            15,000    D          $57.7500                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            10,000    D          $57.6250                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            20,000    D          $57.5000                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            10,000    D          $57.3750                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.        PAGE 1 OF 5 PAGES



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/                            03/12/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.                  By: S.M. Bicknell, Company Secretary
  If space is insufficient, see Instruction 6 for procedure.                                 For: GLAXO VENTURE LIMITED
                                                                                                   Page 2 of 5 pages        Page 2
Potential persons who are to respond to the collection of information contained                             SEC 1474 (7/97)
in this form are not required to respond unless the form displays a currently valid OMB Number.



                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4 (continued)                                  Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
      GLAXO GROUP LIMITED                          AFFYMETRIX, INC. (AFFX)                      Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
    GLAXO WELLCOME HOUSE                          Number of Reporting        Month/Year             Officer (give    Other (Specify
    BERKELEY AVENUE                               Person, if an entity      FEBRUARY 2001       ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
             (Street)

                                                                                                  ------------------------
                                                                          5. If Amendment,   7. Individual or Joint/Group Filing
                                                                             Date of Original   (Check Applicable Line)
                                                                             (Month/Year)          Form filed by One Reporting
                                                                                                --- Person
                                                                                                    Form filed by More than One
                                                                                                --- Reporting Person
   GREENFORD, MIDDLESEX, ENGLAND    UB6 0NN
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/27/01  S            30,000    D          $57.1250                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S            95,000    D          $57.0000                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S            10,000    D          $57.2500                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S            15,000    D          $57.3750                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S             7,500    D          $57.5000                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S             7,500    D          $57.6250                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S             7,500    D          $57.7500                          I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      02/28/01  S             7,500    D          $58.0000   6,120,134              I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)

------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                             2,514,458             I         BY
                                                                                                                         CORPORATION
                                                                                                                         (2)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.        PAGE 3 OF 5 PAGES



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.             Page 4 of 5 pages                     Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


GLAXO GROUP LIMITED,         AFFYMETRIX, INC. (AFFX)          PAGE 5 OF 5 PAGES
GLAXO WELLCOME HOUSE         FEBRUARY 2001
BERKELEY AVENUE
GREENFORD, MIDDLESEX, ENGLAND UB6 0NN


(1) 5,850,214 shares are owned of record by Affymax N.V., which is a wholly owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of the Reporting Person; 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V. In the December 2000 Form 4, the shares owned by Affymax Technologies N.V. were referenced in the footnote but not included on the face of that form. All the sales of Common stock reported on this form were shares owned of record by Affymax N.V.

(2) These securities are owned of record by Glaxo Wellcome Americas, Inc. which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc. Reporting Person is also an indirect wholly-owned subsidiary of GlaxoSmithKline plc.

- As the parent company of Glaxo Venture Limited, which is an indirect 16.66% owner of Glaxo Wellcome Americas Inc. and as the parent company of Affymax N.V., which is the parent company of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended ("the Act"), to be the beneficial owner of Common stock held of record by each of Affymax N.V., may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    GLAXO WELLCOME PLC,                           AFFYMETRIX, INC. (AFFX)                       Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)        (Middle)    3. I.R.S. Identification    4. Statement for      ----              ---
  GLAXO WELLCOME HOUSE                            Number of Reporting        Month/Year             Officer (give    Other (Specify
  BERKELEY AVENUE                                 Person, if an entity       FEBRUARY 2001      ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original   ------------------------------------
                                                                             (Month/Year)     7. Individual or Joint/Group Filing
                                                                                                    (Check Applicable Line)
                                                                                                  X  Form filed by one Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
  GREENFORD, MIDDLESEX, ENGLAND UB6 0NN                                                          --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S             5,000     D      $59.0000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S             5,000     D      $58.7500                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S             5,000     D      $58.6250                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            20,000     D      $58.5000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            10,000     D      $58.3750                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            10,000     D      $57.8750                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            15,000     D      $57.7500                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            10,000     D      $57.6250                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            20,000     D      $57.5000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            10,000     D      $57.3750                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               PAGE 1 OF 5 PAGES


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:


SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                          /s/ By: S.M. Bicknell, Company Secretary         03/12/01
                                                          ----------------------------------------         ---------
                                                          **Signature of Reporting Person                     Date
Note: File three copies of this Form, one of which        For: GLAXO GROUP LIMITED
      must be manually signed. If space is insufficient,
      see Instruction 6 for procedure.
                                                                                  Page 2 or 5 pages        Page 2
Potential persons who are to respond to the collection of information contained                        SEC 1474 (7/97)
in this form are not required to respond unless the form displays a currently valid QMB Number.




                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4 (continued)                                  Expires:  September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    GLAXO WELLCOME PLC,                           AFFYMETRIX, INC. (AFFX)                       Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
  GLAXO WELLCOME HOUSE                            Number of Reporting        Month/Year             Officer (give    Other (Specify
  BERKELEY AVENUE                                 Person, if an entity       FEBRUARY 2001      ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original   ------------------------------------
                                                                             (Month/Year)     7. Individual or Joint/Group Filing
                                                                                                    (Check Applicable Line)
                                                                                                     Form filed by one Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
  GREENFORD, MIDDLESEX, ENGLAND UB6 0NN                                                          --- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/27/01   S            30,000     D      $57.1250                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S            95,000     D      $57.0000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S            15,000     D      $57.3750                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S             7,500     D      $57.5000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S             7,500     D      $57.6250                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S             7,500     D      $57.7500                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S             7,500     D      $58.0000                             I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                      2/28/01   S            10,000     D      $57.2500              6,120,134      I        BY
                                                                                                                         CORPORATION
                                                                                                                         (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                     2,514,458      I        (2)
COMMON STOCK                                                                                        79,966      I        (3)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       1/8/01   X     V     106,666     A      $  .3375                106,666      I        (4)
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF                        (Over)
                                             INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND          SEC 1474 (7-97)
                                             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                               PAGE 3 OF 5 PAGES


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.           Page 4 of 5 pages                       Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

GLAXO WELLCOME PLC,           AFFYMETRIX, INC. (AFFX)          Page 5 of 5 pages
GLAXO WELLCOME HOUSE               February 2001
BERKELEY AVENUE
GREENFORD, MIDDLESEX, ENGLAND UB6 0NN

(1) 5,850,214 shares are owned of record by Affymax N.V., which is a wholly owned subsidiary of Glaxo Venture Limited, which is a wholly-owned subsidiary of Glaxo Group Limited, which is a wholly-owned subsidiary of the Reporting Person; 269,920 shares are owned of record by Affymax Technologies N.V., which is a wholly-owned subsidiary of Affymax N.V. all the sales of common stock reported on this form were shares owned of record by Affymax N.V.

(2) These securities are owned of record by Glaxo Wellcome Americas, Inc., which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc. Reporting Person is a wholly-owned subsidiary of GlaxoSmithKline plc.

(3) These securities are held by Mr. Douglas M. Hurt, formerly a Director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person. Mr. Hurt disclaims beneficial ownership. Such shares are beneficially owned by Reporting Person.

(4) These securities represent shares of Common stock acquired by Dr. Barry C. Ross upon exercise of share options. Those options had been granted to Dr. Ross in his former capacity as a director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person. Dr. Ross disclaims beneficial ownership. Such shares are beneficially owned by Reporting Person.

- As the ultimate parent company of Glaxo Wellcome Americas Inc. and as the parent company of Glaxo Group Limited, which is the parent company of Glaxo Venture Limited, which is the parent company of Affymax N.V., which is the parent of Affymax Technologies N.V., the Reporting Person may be deemed, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Act") to be the beneficial owner of Common stock held of record by Affymax N.V., Affymax Technologies N.V. and Glaxo Wellcome Americas Inc. and, therefore, may be deemed to be a "10 percent beneficial owner" for purposes of Section 16 of the Act.